Exhibit 99.1

Vantiv Reports Third Quarter 2017 Results

Continues Trend of Superior Execution and Growth

CINCINNATI, October 26, 2017 - Vantiv, Inc. (NYSE: VNTV) (“Vantiv” or the “company”) today announced financial results for the third quarter ended September 30, 2017. Total revenue increased 13% to $1,033.8 million as compared to $914.0 million in the prior year period. Net revenue increased 13% to $554.2 million as compared to $490.7 million in the prior year period. On a GAAP basis, net income per diluted share attributable to Vantiv, Inc. increased 39% to $0.57 as compared to $0.41 in the prior year period. Pro forma adjusted net income per share increased 27% to $0.90 as compared to $0.71 in the prior year period. (See Schedule 1 for net income per diluted share attributable to Vantiv, Inc. and Schedule 2 for pro forma adjusted net income per share.)

“We had a great quarter, which demonstrates our people’s ability to execute and to stay focused on our clients while strategically transforming the company,” said Charles Drucker, president and chief executive officer at Vantiv. “We are investing in high growth segments of the market, including our combination with Worldpay, which will position us as a global acquirer with a leading position in eCommerce.”

Merchant Services
Merchant Services net revenue increased 16% to $468.8 million in the third quarter as compared to $404.4 million in the prior year period, primarily due to a 9% increase in transactions and a 6% increase in net revenue per transaction. On an organic basis, Merchant Services net revenue grew high single digits in the third quarter as compared to the prior year period. Sales and marketing expenses increased 14% to $168.0 million in the third quarter as compared to $147.7 million in the prior year period, primarily due to strong new sales growth in partner channels. (See Schedule 3 for segment information.)

Financial Institution Services
Financial Institution Services net revenue decreased 1% to $85.5 million in the third quarter as compared to $86.2 million in the prior year period. The decrease in net revenue was primarily due to the de-conversion of a major client. Sales and marketing expenses increased 3% to $5.8 million in the third quarter as compared to $5.6 million in the prior year period. (See Schedule 3 for segment information.)

Operating Expenses
Other operating costs increased 10% on a GAAP basis to $79.5 million in the third quarter as compared to $72.2 million in the prior year period. When excluding transition, acquisition and integration costs of $2.6 million, Other operating costs increased 9% on a pro forma basis to $76.9 million in the third quarter as compared to $70.4 million in the prior year period. (See schedule 1 for GAAP financial measures and Schedule 2 for non-GAAP and pro forma adjustments.)

General and administrative expenses increased 22% on a GAAP basis to $49.6 million in the third quarter as compared to $40.7 million in the prior year period. When excluding transition, acquisition and integration costs of $2.5 million as well as share-based compensation of $13.6 million, General and administrative expenses increased 11% on a pro forma basis to $33.5 million in the third quarter as compared to $30.1 million in the prior year period. (See schedule 1 for GAAP financial measures and Schedule 2 for non-GAAP and pro forma adjustments.)

Adjusted EBITDA
Reflecting strong operating leverage and expense control, Adjusted EBITDA increased 14% to $270.1 million or 48.7% of net revenue in the third quarter as compared to $236.9 million or 48.3% of net revenue in the prior year period. (See Schedule 6 for a reconciliation of GAAP net income to adjusted EBITDA.)

Depreciation and Amortization
Depreciation and amortization expense increased 25% on a GAAP basis to $82.5 million in the third quarter as compared to $66.1 million in the prior year period. Excluding intangible amortization of $55.3 million, depreciation and amortization expense increased 49% on a pro forma basis to $27.2 million in the third quarter as compared to $18.3 million in the prior year period, primarily due to recent acquisitions. (See Schedule 1 for GAAP financial measures and Schedule 2 for non-GAAP and pro forma adjustments.)

Full-Year and Fourth Quarter Financial Outlook
Based on the current level of transactions and trends, for the full-year 2017, net revenue is expected to be $2,110 to $2,120 million, representing an increase of 11% above the prior year. On a GAAP basis, net income per diluted share attributable to Vantiv, Inc. is expected to be $1.42 - $1.47 for the full-year 2017. Pro forma adjusted net income per share is expected to be $3.34 - $3.36 for the full-year 2017. (See Schedule 7 for a reconciliation of the outlook for GAAP net income per share attributable to Vantiv, Inc. to pro forma adjusted net income per share.)

For the fourth quarter of 2017, net revenue is expected to be $556 to $566 million, representing an increase of 11% to 13% above the prior year period. On a GAAP basis, net income per diluted share attributable to Vantiv, Inc. is expected to be $0.24 - $0.30 for the fourth quarter of 2017. Pro forma adjusted net income per share is expected to be $0.94 - $0.96 for the fourth quarter of 2017. (See Schedule 7 for a reconciliation of the outlook for GAAP net income per share attributable to Vantiv, Inc. to pro forma adjusted net income per share.)

Earnings Conference Call and Audio Webcast
The company will host a conference call to discuss the third quarter financial results today at 8:00 a.m. ET. The conference call can be accessed live over the phone by dialing (800) 479-9001, or for international callers (719) 457-2715, and referencing code 7650623. A replay will be available approximately two hours after the call concludes and can be accessed by dialing (866) 375-1919, or for international callers (719) 457-0820, and entering replay passcode 7650623. The call will also be webcast live from the company's investor relations website at http://investors.vantiv.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

ABOUT VANTIV
Vantiv, Inc. (NYSE: VNTV) is a leading payment processor differentiated by an integrated technology platform. Vantiv offers a comprehensive suite of traditional and innovative payment processing and technology solutions to merchants and financial institutions of all sizes, enabling them to address their payment processing needs through a single provider. We build strong relationships with our customers, helping them become more efficient, more secure and more successful. Vantiv is the largest merchant acquirer and the largest PIN debit acquirer based on number of transactions in the U.S. The company's growth strategy includes expanding further into high-growth channels and verticals, including integrated payments, eCommerce, and merchant bank. Visit us at www.vantiv.com, or follow us on Twitter, Facebook, LinkedIn, Google+ and YouTube.

© 2017 Vantiv, LLC. All Rights Reserved. All trademarks, service marks and trade names referenced herein are the property of their respective owners. Vantiv and other Vantiv products and services mentioned herein as well as their respective logos are registered trademarks or trademarks of Vantiv, LLC in the U.S. and other countries.

Non-GAAP and Pro Forma Financial Measures
This earnings release presents non-GAAP and pro forma financial information including net revenue, adjusted EBITDA, pro forma adjusted net income, and pro forma adjusted net income per share. These are important financial performance measures for the company, but are not financial measures as defined by GAAP. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The company uses these non-GAAP and pro forma financial performance measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.

Forward-Looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this release are forward-looking statements including any statements regarding guidance and statements of a general economic or industry specific nature. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, guidance, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider information presented herein, you should understand that these statements are not guarantees of future performance or results. They depend upon future events and are subject to risks, uncertainties (many of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual future performance or results and cause them to differ materially from those anticipated in the forward-looking statements. Certain of these factors and other risks are discussed in the company's filings with the U.S. Securities and Exchange Commission (the “SEC”) and include, but are not limited to: (i) our ability to adapt to developments and change in our industry; (ii) competition; (iii) unauthorized disclosure of data or security breaches; (iv) systems failures or interruptions; (v) our ability to expand our market share or enter new markets; (vi) our ability to identify and complete acquisitions, joint ventures and partnerships; (vii) failure to comply with applicable requirements of Visa, MasterCard or other payment networks or changes in those requirements; (viii) our ability to pass along fee increases; (ix) termination of sponsorship or clearing services; (x) loss of clients or referral partners; (xi) reductions in overall consumer, business and government spending; (xii) fraud by merchants or others; (xiii) a decline in the use of credit, debit or prepaid cards; (xiv) consolidation in the banking and retail industries; (xv) the effects of governmental regulation or changes in laws; and (xvi) outcomes of future litigation or investigations. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. More information on potential factors that could affect the company’s financial results and performance is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s periodic reports filed with the SEC, including the company’s most recently filed Annual Report on Form 10-K and its subsequent filings with the SEC.

Any forward-looking statement made by us in this release speaks only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

CONTACTS

Investors
Nathan Rozof, CFA
Investor Relations
(866) 254-4811
(513) 900-4811
IR@vantiv.com

Media
Andrew Ciafardini
Corporate Communications
(513) 900-5308
Andrew.Ciafardini@vantiv.com

Schedule 1
Vantiv, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except share data)

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2017	2016		2017	2016
Total revenue	$1,033,765	$914,019	13%	$2,960,731	$2,623,859	13%
Network fees and other costs	479,533	423,361	13%	1,406,358	1,221,510	15%
Net revenue(1)	554,232	490,658	13%	1,554,373	1,402,349	11%
Sales and marketing	173,779	153,248	13%	497,082	433,730	15%
Other operating costs	79,482	72,162	10%	234,347	219,464	7%
General and administrative	49,607	40,727	22%	189,632	133,831	42%
Depreciation and amortization	82,500	66,086	25%	236,964	199,550	19%
Income from operations	168,864	158,435	7%	396,348	415,774	(5)%
Interest expense—net	(38,521)	(27,474)	40%	(97,441)	(81,321)	20%
Non-operating income (expenses)(2)	21,207	(4,633)	NM	13,672	(14,949)	NM
Income before applicable income taxes	151,550	126,328	20%	312,579	319,504	(2)%
Income tax expense(3)	44,645	39,324	14%	83,519	101,591	(18)%
Net income	106,905	87,004	23%	229,060	217,913	5%
Less: Net income attributable to non-controlling interests	(14,787)	(20,708)	(29)%	(39,280)	(52,552)	(25)%
Net income attributable to Vantiv, Inc.	$92,118	$66,296	39%	$189,780	$165,361	15%

Net income per share attributable to Vantiv, Inc. Class A common stock:
Basic	$0.57	$0.43	33%	$1.18	$1.06	11%
Diluted(4)	$0.57	$0.41	39%	$1.17	$1.04	13%
Shares used in computing net income per share of Class A common stock:
Basic	161,465,849	155,740,660		161,205,066	155,603,265
Diluted	162,882,396	197,342,169		162,617,782	197,126,571

Non Financial Data:
Transactions (in millions)	6,550	6,270	4%	19,412	18,273	6%

(1) Net revenue is revenue, less network fees and other costs which primarily consist of pass through expenses incurred by us in connection with providing processing services to our clients, including Visa and Mastercard network association fees, payment network fees, third party processing expenses, telecommunication charges, postage and card production costs.
(2) Non-operating income for the three and nine months ended September 30, 2017 consists of an unrealized gain of approximately $24.4 million relating to the change in fair value of a deal contingent forward entered into in connection with the pending Worldpay Group plc (“Worldpay”) acquisition, partially offset by the change in fair value of a tax receivable agreement (“TRA”) entered into as part of the acquisition of Mercury. Non-operating expenses for the three and nine months ended September 30, 2016 primarily relate to the change in fair value of a TRA entered into as part of the acquisition of Mercury.
(3) Includes a credit of approximately $1.9 million and $16.0 million for the three and nine months ended September 30, 2017, respectively, relating to excess tax benefits as a result of the Company adopting new stock compensation accounting guidance on January 1, 2017 which requires those benefits be recorded in income tax expense.

(4) Due to our structure as a C corporation and Vantiv Holding’s structure as a pass-through entity for tax purposes, the numerator in the diluted net income per share calculation is adjusted to reflect our income tax expense at an expected effective tax rate assuming the conversion of the Class B units of Vantiv Holding into shares of our Class A common stock. During the three months and nine months ended September 30, 2017, approximately 23.6 million and 31.2 million weighted-average Class B units of Vantiv Holding were excluded in computing diluted net income per share because including them would have an antidilutive effect. As the Class B units of Vantiv Holding were not included, the numerator used in the calculation of diluted net income per share was equal to the numerator used in the calculation of basic net income per share for the three months and nine months ended September 30, 2017. The components of the diluted net income per share calculation are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Income before applicable income taxes	$—	$126,328	$—	$319,504
Taxes	—	45,478	—	115,021
Net income	$92,118	$80,850	$189,780	$204,483
Diluted shares	162,882,396	197,342,169	162,617,782	197,126,571
Diluted EPS	$0.57	$0.41	$1.17	$1.04

Schedule 2
Vantiv, Inc.
Pro Forma Adjusted Net Income
(Unaudited)
(in thousands, except share data)

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2017	2016		2017	2016
	(in thousands)			(in thousands)
Income before applicable income taxes	$151,550	$126,328	20%	$312,579	$319,504	(2)%
Non-GAAP Adjustments:
Transition, acquisition and integration costs(1)	5,116	2,761	85%	67,886	22,332	204%
Share-based compensation(2)	13,607	9,600	42%	35,068	25,892	35%
Intangible amortization(3)	55,280	47,797	16%	161,480	142,704	13%
Non-operating (income) expenses(4)	(21,207)	4,633	NM	(13,672)	14,949	NM
Non-GAAP Adjusted Income Before Applicable Taxes	204,346	191,119	7%	563,341	525,381	7%
Less: Pro Forma Adjustments
Income tax expense(5)	69,478	68,803	1%	191,536	189,137	1%
Tax adjustments(6)	(33,564)	(18,902)	78%	(96,721)	(55,042)	76%
Total pro forma tax expense	35,914	49,901	(28)%	94,815	134,095	(29)%
Pro forma tax rate	18%	26%		17%	26%

Other(7)	459	354	30%	1,143	1,581	(28)%
Pro forma adjusted net income	$167,973	$140,864	19%	$467,383	$389,705	20%

Pro forma adjusted net income per share	$0.90	$0.71	27%	$2.41	$1.98	22%
Adjusted shares outstanding	186,524,461	197,342,169		193,860,354	197,126,571
Non-GAAP and Pro Forma Financial Measures
This schedule presents non-GAAP and pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP, and such measures may not be comparable to those reported by other companies.

Pro forma adjusted net income is derived from GAAP income before applicable income taxes and adjusted for the following items described below:
(1) Represents acquisition and integration costs incurred in connection with our acquisitions, charges related to employee termination benefits and other transition activities. Transition, acquisition and integration costs for the three months ended September 30, 2017 and 2016 include $2,609 and $1,769 in Other operating costs, respectively and $2,507 and $992 in General and administrative (“G&A”), respectively. Transition, acquisition and integration costs for the nine months ended September 30, 2017 and 2016 include $10,846 and $7,744 in Other operating costs, respectively and $57,040 and $14,588 in G&A, respectively. Included in Transition, acquisition and integration costs in the nine months ended September 30, 2017 is a $38 million charge to G&A related to a settlement agreement stemming from legacy litigation of an acquired company.
(2) Share-based compensation is recorded in G&A.
(3) Represents amortization of intangible assets acquired through business combinations and customer portfolio and related asset acquisitions.
(4) Non-operating income for the three and nine months ended September 30, 2017 consists of an unrealized gain of approximately $24.4 million relating to the change in fair value of a deal contingent forward entered into in connection with the pending Worldpay acquisition, partially offset by the change in fair value of a TRA entered into as part of the acquisition of Mercury. Non-operating expenses for the three and nine months ended September 30, 2016 primarily relate to the change in fair value of a TRA entered into as part of the acquisition of Mercury.
(5) Represents adjusted income tax expense to reflect an effective tax rate of 34.0% for 2017 and 36.0% for 2016, respectively, assuming the conversion of the Class B units of Vantiv Holding into shares of Class A common stock, including the tax effect of adjustments described above. The 2017 effective tax rate includes the impact of the excess tax benefits relating to stock compensation as a result of the Company adopting new stock compensation accounting guidance on January 1, 2017 which requires those benefits to be recorded in income tax expense. The effective tax rate is expected to remain at 34.0% for the remainder of 2017.
(6) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements.
(7) Represents the non-controlling interest, net of pro forma income tax expense discussed in (5) above, associated with a consolidated joint venture.

Schedule 3
Vantiv, Inc.
Segment Information
(Unaudited)
(in thousands)

Merchant Services

	Three Months Ended September 30,
	2017	2016	% Change
Total revenue	$916,630	$793,860	15%
Network fees and other costs	447,863	389,448	15%
Net revenue	468,767	404,412	16%
Sales and marketing	168,022	147,663	14%
Segment profit	$300,745	$256,749	17%

Non-financial data:
Transactions (in millions)	5,702	5,241	9%
Net revenue per transaction	$0.0822	$0.0772	6%

	Nine Months Ended September 30,
	2017	2016	% Change
Total revenue	$2,615,341	$2,251,033	16%
Network fees and other costs	1,311,539	1,117,602	17%
Net revenue	1,303,802	1,133,431	15%
Sales and marketing	479,628	416,107	15%
Segment profit	$824,174	$717,324	15%

Non-financial data:
Transactions (in millions)	16,716	15,244	10%
Net revenue per transaction	$0.0780	$0.0744	5%

Financial Institution Services

	Three Months Ended September 30,
	2017	2016	% Change
Total revenue	$117,135	$120,159	(3)%
Network fees and other costs	31,670	33,913	(7)%
Net revenue	85,465	86,246	(1)%
Sales and marketing	5,757	5,585	3%
Segment profit	$79,708	$80,661	(1)%

Non-financial data:
Transactions (in millions)	848	1,029	(18)%
Net revenue per transaction	$0.1008	$0.0838	20%

	Nine Months Ended September 30,
	2017	2016	% Change
Total revenue	$345,390	$372,826	(7)%
Network fees and other costs	94,819	103,908	(9)%
Net revenue	250,571	268,918	(7)%
Sales and marketing	17,454	17,623	(1)%
Segment profit	$233,117	$251,295	(7)%

Non-financial data:
Transactions (in millions)	2,696	3,029	(11)%
Net revenue per transaction	$0.0929	$0.0888	5%

Schedule 4
Vantiv, Inc.
Condensed Consolidated Statements of Financial Position
(Unaudited)
(in thousands)

	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$92,638	$139,148
Accounts receivable—net	899,389	940,052
Related party receivable	1,639	1,751
Settlement assets	135,043	152,490
Prepaid expenses	48,073	39,229
Other	118,664	15,188
Total current assets	1,295,446	1,287,858

Customer incentives	64,023	67,288
Property, equipment and software—net	470,308	348,553
Intangible assets—net	732,431	787,820
Goodwill	4,180,307	3,738,589
Deferred taxes	1,322,679	771,139
Other assets	24,740	42,760
Total assets	$8,089,934	$7,044,007

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$528,473	$471,979
Related party payable	3,037	3,623
Settlement obligations	788,261	801,381
Current portion of note payable	140,654	131,119
Current portion of tax receivable agreement obligations to related parties	261,844	191,014
Current portion of tax receivable agreement obligations	54,798	60,400
Deferred income	19,349	7,907
Current maturities of capital lease obligations	8,000	7,870
Other	6,790	13,719
Total current liabilities	1,811,206	1,689,012
Long-term liabilities:
Note payable	4,591,619	3,089,603
Tax receivable agreement obligations to related parties	876,434	451,318
Tax receivable agreement obligations	42,510	86,640
Capital lease obligations	6,666	13,223
Deferred taxes	98,097	62,148
Other	46,297	44,774
Total long-term liabilities	5,661,623	3,747,706
Total liabilities	7,472,829	5,436,718

Commitments and contingencies
Equity:
Total equity(1)	617,105	1,607,289
Total liabilities and equity	$8,089,934	$7,044,007

(1) Includes equity attributable to non-controlling interests.

Schedule 5
Vantiv, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2017	2016
Operating Activities:
Net income	$229,060	$217,913
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	236,964	199,550
Amortization of customer incentives	18,648	18,508
Amortization of debt issuance costs	3,941	4,818
Unrealized gain on deal contingent forward	(24,365)	—
Share-based compensation expense	35,068	25,892
Deferred taxes	60,000	49,900
Excess tax benefit from share-based compensation	—	(11,193)
Tax receivable agreements non-cash items	10,708	14,880
Other	2,304	433
Change in operating assets and liabilities:
Accounts receivable and related party receivable	46,682	(67,938)
Net settlement assets and obligations	4,327	(16,558)
Customer incentives	(17,703)	(30,808)
Prepaid and other assets	(82,916)	6,183
Accounts payable and accrued expenses	22,924	24,859
Payable to related party	(586)	(1,331)
Other liabilities	(17,390)	(4,713)
Net cash provided by operating activities	527,666	430,395
Investing Activities:
Purchases of property and equipment	(81,882)	(93,822)
Acquisition of customer portfolios and related assets and other	(38,165)	(2,179)
Purchase of derivative instruments	—	(21,523)
Cash used in acquisitions, net of cash acquired	(531,534)	—
Net cash used in investing activities	(651,581)	(117,524)
Financing Activities:
Proceeds from issuance of long-term debt	1,270,000	—
Borrowings on revolving credit facility	5,405,000	1,180,000
Repayment of revolving credit facility	(5,046,000)	(1,180,000)
Repayment of debt and capital lease obligations	(107,969)	(98,019)
Payment of debt issuance costs	(24,148)	—
Proceeds from issuance of Class A common stock under employee stock plans	10,847	12,340
Purchase and cancellation of Class A common stock	(1,268,057)	(25,008)
Repurchase of Class A common stock (to satisfy tax withholding obligations)	(9,187)	(6,036)
Settlement of certain tax receivable agreements	(84,878)	(158,115)
Payments under tax receivable agreements	(55,695)	(53,474)
Excess tax benefit from share-based compensation	—	11,193
Distributions to non-controlling interests	(12,508)	(9,018)
Other	—	(12)
Net cash provided by (used in) financing activities	77,405	(326,149)
Net decrease in cash and cash equivalents	(46,510)	(13,278)
Cash and cash equivalents—Beginning of period	139,148	197,096
Cash and cash equivalents—End of period	$92,638	$183,818
Cash Payments:
Interest	$94,318	$76,404
Taxes	31,585	35,709

Schedule 6
Vantiv, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(Unaudited)
(in thousands)

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2017	2016		2017	2016
Net income	$106,905	$87,004	23%	$229,060	$217,913	5%
Income tax expense	44,645	39,324	14%	83,519	101,591	(18)%
Non-operating (income) expenses(1)	(21,207)	4,633	NM	(13,672)	14,949	NM
Interest expense—net	38,521	27,474	40%	97,441	81,321	20%
Share-based compensation	13,607	9,600	42%	35,068	25,892	35%
Transition, acquisition and integration costs(2)	5,116	2,761	85%	67,886	22,332	204%
Depreciation and amortization	82,500	66,086	25%	236,964	199,550	19%
Adjusted EBITDA	$270,087	$236,882	14%	$736,266	$663,548	11%

Non-GAAP Financial Measures
This schedule presents adjusted EBITDA, which is an important financial performance measure for the Company, but is not a financial measure as defined by GAAP. Such financial measure should not be considered as an alternative to GAAP net income, and such measure may not be comparable to those reported by other companies.

(1) Non-operating income for the three and nine months ended September 30, 2017 consists of an unrealized gain of approximately $24.4 million relating to the change in fair value of a deal contingent forward entered into in connection with the pending Worldpay acquisition, partially offset by the change in fair value of a TRA entered into as part of the acquisition of Mercury. Non-operating expenses for the three and nine months ended September 30, 2016 primarily relate to the change in fair value of a TRA entered into as part of the acquisition of Mercury.
(2) Represents acquisition and integration costs incurred in connection with our acquisitions, charges related to employee termination benefits and other transition activities. Included in Transition, acquisition and integration costs in the nine months ended September 30, 2017 is a $38 million charge related to a settlement agreement stemming from legacy litigation of an acquired company.

Schedule 7
Vantiv, Inc.
Outlook Summary
(Unaudited)

	Fourth Quarter Financial Outlook			Full Year Financial Outlook
	Three Months Ended December 31,			Year Ended December 31,
	2017 Outlook	2016 Actual	% Change	2017 Outlook	2016 Actual	% Change
GAAP net income per share attributable to Vantiv, Inc.	$0.24 - $0.30	$0.29	(17%) - 3%	$1.42 - $1.47	$1.32	8% - 11%
Adjustments to reconcile GAAP to non-GAAP pro forma adjusted net income per share(1)	$0.70 - $0.66	$0.46	52% - 43%	$1.92 - $1.89	$1.41	36% - 34%
Pro forma adjusted net income per share	$0.94 - $0.96	$0.75	25% - 28%	$3.34 - $3.36	$2.73	22% - 23%

Non-GAAP and Pro Forma Financial Measures
This schedule presents non-GAAP and pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP, and such measures may not be comparable to those reported by other companies.

(1) Represents estimated ranges of adjustments for the following items: (a) acquisition and integration costs incurred in connection with our acquisitions, charges related to employee termination benefits and other transition activities, the full year 2017 financial outlook includes a $38 million charge recorded in March 2017 related to a settlement agreement stemming from legacy litigation of an acquired company; (b) share-based compensation; (c) amortization of intangible assets acquired in business combinations and customer portfolio and related asset acquisitions; (d) non-operating income (expense) is primarily associated with the change in the fair value of a TRA entered into as part of the acquisition of Mercury and an unrealized gain of approximately $24.4 million through the nine months ended September 30, 2017 relating to the change in fair value of a deal contingent forward entered into in connection with the pending Worldpay transaction, but excludes any estimate of unrealized gains or losses on the deal contingent forward for the period of October 1 - December 31, 2017; (e) non-controlling interest; (f) adjustments to income tax expense to reflect an effective tax rate of 34.0% for the three months and year ended December 31, 2017, which includes the impact of excess tax benefits relating to stock compensation as a result of the Company adopting new stock compensation accounting guidance on January 1, 2017 which requires those benefits be recorded in income tax expense and 36.0% for the three months and year ended December 31, 2016, assuming conversion of the Fifth Third Bank non-controlling interests into shares of Class A common stock, including the tax effect of adjustments described above; and (g) tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements.